UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 23, 2009
Date of Report (Date of earliest event reported)

Reed’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13000 South Spring Street, Los Angeles, California 90061
(Address of principal executive offices)
(Zip Code)

(310) 217-9400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Reed’s, Inc.

 Item 1.01 Entry into Material Definitive Agreement

On October 19, 2009, Reed’s Inc. (“Reed’s”) executed an Asset Purchase Agreement (“Agreement”) with Sonoma Cider Mill, Inc., a California corporation (“Sonoma”), to acquire certain assets of the Sonoma Sparkler brand.  Since June 1, 2009, based on a non-binding letter of intent, the Company has been packing and selling the six Sonoma Sparkler brand products in anticipation of completion of this acquisition.  The assets purchased in this transaction  include the intellectual property knows as the Sonoma Sparkler label and formulas for all six flavors currently on the market,  customer lists and vendor contact information, assignable licenses and permits and existing inventory.

There is no material relationship, other than in respect of this transaction, between Sonoma and Reed’s or any of its affiliates, or any director or officer of Reed’s, or any associate of any such director or officer.

The aggregate purchase price under the Agreement is $252,000. Initial payments of $54,000 have been completed and the balance of $198,000 is payable in installments of $9,000 over 22 remaining months, continuing on the first of every month with the next payment due on November 1, 2009. In the event Reed’s fails to make any installment payment when due, Sonoma shall provide Reed’s with written notice of default, and if Reed’s does not perform within thirty (30) days after such default notice, Sonoma shall have the right to immediately accelerate the unpaid balance due under this Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in response to Item 1.01 of this Current Report on Form 8K are incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REED’S, INC.

Dated: October 23, 2009	By:	/s/ Christopher J. Reed
Christopher J. Reed President